NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2006	2005

Net sales:
Petroleum additives	$299.5	$237.1
Tetraethyl lead	2.4	2.0
Total	$301.9	$239.1

Segment operating profit:
Petroleum additives	$25.7	$9.1

Tetraethyl lead	0.2	4.3

Contract manufacturing and other	1.1	0.7

Segment operating profit	27.0	14.1

Corporate unallocated expense	(3.0)	(2.8)
Interest expense	(3.9)	(4.3)
Other income (expense), net	0.6	(0.1)

Income before income taxes	$20.7	$6.9

Net income	$13.8	$4.8

Basic earnings per share	$0.80	$0.28

Diluted earnings per share	$0.79	$0.28

Notes to Segment Results and Other Financial Information

Certain prior period amounts have been reclassified to conform to the current presentation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts, unaudited)

	Three Months Ended
	March 31
	2006	2005

Net sales	$301,950	$239,114
Cost of goods sold	237,946	196,001

Gross profit	64,004	43,113

Operating profit from TEL marketing agreements services	1,338	6,451

Selling, general, and administrative expenses	24,798	22,293
Research, development, and testing expenses	16,566	16,280

Operating profit	23,978	10,991

Interest and financing expenses	3,906	4,327
Other income, net	597	240

Income before income taxes	20,669	6,904
Income tax expense	6,897	2,142

Net income	$13,772	$4,762

Basic earnings per share	$0.80	$0.28

Diluted earnings per share	$0.79	$0.28

Shares used to compute basic
earnings per share	17,122	16,982

Shares used to compute diluted
earnings per share	17,394	17,314

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

March 31
2006	December 31
(unaudited)	2005
ASSETS

Current assets:
Cash and cash equivalents	$56,465	$56,413
Restricted cash	300	1,419
Trade and other accounts receivable, less
allowance for doubtful accounts ($983 - 2006;
$1,045 - 2005)	174,072	189,460
Inventories	168,989	151,999
Deferred income taxes	8,031	9,289
Prepaid expenses	8,718	3,119
Total current assets	416,575	411,699

Property, plant and equipment, at cost	756,159	764,945
Less accumulated depreciation and amortization	602,479	610,939
Net property, plant and equipment	153,680	154,006

Prepaid pension cost	17,268	18,316
Deferred income taxes	22,807	23,157
Other assets and deferred charges	43,526	44,480
Intangibles, net of amortization	48,761	49,874
Total assets	$702,617	$701,532

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 87,391	$ 88,350
Accrued expenses	51,285	58,847
Dividends payable	2,148	-
Book overdraft	3,586	4,222
Long-term debt, current portion	650	640
Income taxes payable	11,514	14,728
Total current liabilities	156,574	166,787

Long-term debt	153,020	153,189
Other noncurrent liabilities	113,691	115,496

Shareholders' equity
Common stock and paid in capital (without par
value) Issued - 17,188,109 in 2006
and 17,081,559 in 2005	86,200	85,162
Accumulated other comprehensive loss	(29,901)	(30,511)
Retained earnings	223,033	211,409
	279,332	266,060
Total liabilities and shareholders' equity	$702,617	$701,532